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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             SYNERGETICS USA, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  87160 G 10 7
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                                 (CUSIP Number)

       LOUIS UCHITEL, 142 CEDAR ROAD, ELKINS PARK, PA 19027 215-886-9173
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                        February 21 to February 27, 2008
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             (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


   Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No.  87160 G 10 7


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1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     LOUIS UCHITEL
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2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
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3.   SEC Use Only

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4.   Source of Funds (See Instructions)
     PF
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5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

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6.   Citizenship or Place of Organization
     USA
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               7.   Sole Voting Power
  NUMBER OF         175,327
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           488,100
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           175,327
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    1,186,200
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11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,361,527
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12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
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13.  Percent of Class Represented by Amount in Row (11)
     5.59976%
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14.  Type of Reporting Person (See Instructions)
     IN
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ITEM 1. SECURITY AND ISSUER

     Synergetics USA, Inc.
     3845 Corporate Center Drive
     O'Fallon, MO 63368

ITEM 2. IDENTITY AND BACKGROUND

         (a) Louis Uchitel

         (b) 142 Cedar Road
             Elkins Park, PA 19027

         (c) retired

         (d) No criminal or legal proceedings in last 5 years

         (e) none

         (f) USA

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Private Funds, no loans

ITEM 4. PURPOSE OF TRANSACTION

     Not applicable.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     None.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     None.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     None.



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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


3/3/08
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Date

/s/ Louis Uchitel
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Signature

Louis Uchitel, Individual
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Name/Title